[Letterhead of Mantyla McReynolds]


March 6, 2001

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


RE: Consent to be named in the S-8 Registration Statement of Encibar, Inc., a Utah corporation (the "Registrant"), SEC File No. 2-86724D, to be filed on or about February 15, 2001, covering the registration and issuance of 600,000 shares of common stock to six individual consultants


Ladies and Gentlemen:

     We hereby consent to the use of our report for the years ended March 31, 2000, in the above-referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


Sincerely,



/S/ MANTYLA MCREYNOLDS
Mantyla McReynolds